News Release

San Juan Basin Royalty Trust Announces Hilcorp’s 2025 Capital Plan

DALLAS, Texas, February 13, 2025 – Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), announced today that the operator of the Trust’s subject interests (“Subject Interests”), Hilcorp Energy Company (“Hilcorp”) has provided the Trust with its calendar year 2025 capital project plan for the Subject Interests (the “2025 Plan”). Under the 2025 Plan, Hilcorp estimates its 2025 capital expenditures for the Subject Interests to be approximately $9.0 million.

Hilcorp informed the Trust that the 2025 Plan for the Subject Interests includes 29 projects. Approximately $4.0 million of the $9.0 million budget in the 2025 Plan will be allocated to seven new vertical drill projects, all completed in the Dakota/Mesaverde formations. Approximately $4.5 million of the $9.0 million budget will be allocated to 22 projects for recompletions and workovers in the Fruitland Coal formation, and approximately $0.5 million of the $9.0 million budget will be allocated to facilities projects related to natural gas compression and other facility projects. Hilcorp further informed the Trust that its planned project status for 2025 is subject to revision if Hilcorp revises its assumptions underlying the 2025 Plan, and that actual capital costs may vary from these estimates.

For calendar year 2024, Hilcorp projected capital expenditures of approximately $34.0 million. Hilcorp informed the Trust that Hilcorp’s actual capital expenditures from January 2024 through November 2024 totaled approximately $33.6 million. Hilcorp reports that approximately $24.6 million was spent on two new horizontal drilling projects in the Mancos formation, approximately $8.0 million was spent on recompletions and workovers, and approximately $1.0 million was spent on facilities projects related to natural gas compression and other facility projects.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839 or (866) 809-4553

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: trustee@sjbrt.com